Exhibit 21.01

LIST OF SUBSIDIARIES

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION
All Media Guide, LLC	Delaware
Aptiv Digital LLC	Delaware
DirectCom Networks, Inc.	Delaware
EuroMedia Group, Inc.	Delaware
Fanhattan, Inc.	Delaware
Gemstar Development LLC	California
Gemstar-TV Guide Interactive, LLC	Delaware
Interactive Program Guide, Inc. (46.25% owned)	Japan
InterActual Technologies, Inc.	California
IPG Development Ventures, LLC	Delaware
Rovi Canada Inc.	Canada
Rovi Corporation (Shanghai) Co., Ltd	China
Rovi Corporate Services, Inc.	Delaware
Rovi Data Solutions, Inc.	Delaware
Rovi Europe Ltd.	United Kingdom
Rovi Global Services SARL	Luxembourg
Rovi Guides, Inc.	Delaware
Rovi International Solutions SARL	Luxembourg
Rovi Payroll Services LLC	California
Rovi KK	Japan
Rovi Korea Co. Ltd.	Korea
Rovi Netherlands BV	Netherlands
Rovi Solutions Corporation	Delaware
Rovi Solutions Mexico S. de R.L. de C.V.	Mexico
Rovi Technologies Corporation	Delaware
Sonic Solutions International, Inc.	Delaware
Sonic Solutions Holdings Inc.	Delaware
Sonic Solutions LLC	California
Snapstick Technologies PVT Ltd.	India
TV Guide Affiliate Sales & Marketing, Inc.	Delaware
TV Guide Interactive Group, Inc.	Delaware
TV Guide Interactive, Inc.	Delaware
TV Guide International IPG, Inc.	Delaware
TV Guide International, Inc.	Delaware
TV Guide Media Sales, Inc.	Delaware
TV Guide Mobile Entertainment, Inc.	Delaware
TV Guide Online, Inc.	Delaware
TV Guide Online, LLC	Delaware
TV Guide Onscreen, Inc.	Delaware
TVG-PMC, Inc.	Delaware
TVSM Publishing, Inc.	Delaware
Veveo, Inc.	Delaware
Veveo India PVT Ltd.	India

All subsidiaries are 100% owned unless otherwise noted.